UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                        BOLDER TECHNOLOGIES CORPORATION
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                  097519-10-2
                                (CUSIP Number)

                       December 31, 1999 (Annual Filing)
               Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_| Rule 13d-1(b)
     |_| Rule 13d-1(c)
      X  Rule 13d-1(d)

* The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information with would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 097519-10-2                   13G               Page    2     of   8

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Columbine Venture Fund II, L.P.


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

             [a]  |_|
             [b]  |_|

3.       SEC USE ONLY

4.       CITIZENSHIP OF PLACE OF ORGANIZATION
         Delaware, USA

NUMBER OF                5.   SOLE VOTING POWER
SHARES BENE-             1,273,135
FICIALLY OWNED           6.   SHARED VOTING POWER
BY EACH REPORTING        7.   SOLE DISPOSITIVE POWER
PERSON WITH              1,273,135
                         8.   SHARED DISPOSITIVE POWER

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,273,135

10. CHECK BOX OF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See instructions)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  10.7%

12.      TYPE OF REPORTING PERSON (See instructions)
                  PN

CUSIP No. 097519-10-2           13G                     Page    3     of     8

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Columbine Venture Management II

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          [a]  |_|
          [b]  |_|

3.       SEC USE ONLY

4.       CITIZENSHIP OF PLACE OF ORGANIZATION
         Delaware, USA

NUMBER OF                5.   SOLE VOTING POWER
SHARES BENE-             1,350,798
FICIALLY OWNED           6.   SHARED VOTING POWER
BY EACH REPORTING        7.   SOLE DISPOSITIVE POWER
PERSON WITH              1,350,798
                         8.   SHARED DISPOSITIVE POWER

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,350,798

10. CHECK BOX OF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See instructions)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  11.3%

12.      TYPE OF REPORTING PERSON (See instructions)
                  PN

CUSIP No. 097519-10-2          13G                       Page    4     of    8

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Sherman J. Muller

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          [a]  |_|
          [b]  |_|

3.       SEC USE ONLY

4.       CITIZENSHIP OF PLACE OF ORGANIZATION
         USA

         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
         WITH

NUMBER OF                5.   SOLE VOTING POWER
SHARES BENE-             6.   SHARED VOTING POWER
FICIALLY OWNED           1,350,798
BY EACH REPORTING        7.   SOLE DISPOSITIVE POWER
PERSON WITH              8.   SHARED DISPOSITIVE POWER
                         1,350,798

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,350,798

10. CHECK BOX OF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See instructions)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  11.3%

12.      TYPE OF REPORTING PERSON*
         IN

CUSIP No. 097519-10-2                 13G                 Page    5     of   8

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Terence E. Winters

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          [a]  |_|
          [b]  |_|

3.       SEC USE ONLY

4.       CITIZENSHIP OF PLACE OF ORGANIZATION
         USA

NUMBER OF                5.   SOLE VOTING POWER
SHARES BENE-             6.   SHARED VOTING POWER
FICIALLY OWNED           1,350,798
BY EACH REPORTING        7.   SOLE DISPOSITIVE POWER
PERSON WITH              8.   SHARED DISPOSITIVE POWER
                         1,350,798

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,350,798

10. CHECK BOX OF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See instructions)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                  11.3%

12.      TYPE OF REPORTING PERSON (See Instructions)
         IN

CUSIP No. 097519-10-2                   13G               Page    6     of   8


Item No. 1:

         Bolder Technologies Corporation
         5181 Ward Road, Suite 103
         Wheat Ridge, Colorado 80033

Item No. 2:

         (a)      Columbine Venture Fund II, L.P.
         (b)      5460 S. Quebec Street, Suite 270
                  Englewood, Colorado 80111
         (c)      Delaware, USA
         (d)      Common Stock
         (e)      CUSIP No. 097519-10-2

         (a)      Columbine Venture Management II
         (b)      5460 S. Quebec Street, Suite 270
                  Englewood, Colorado 80111
         (c)      Delaware, USA
         (d)      Common Stock
         (e)      CUSIP No. 097519-10-2

         (a)      Sherman J. Muller
         (b)      5460 S. Quebec Street, Suite 270
                  Englewood, Colorado 80111
         (c)      USA
         (d)      Common Stock
         (e)      CUSIP No. 097519-10-2

         (a)      Terence E. Winters
         (b)      10040 East Happy Valley Road, No. 366
                  Scottsdale, Arizona 85255
         (c)      USA
         (d)      Common Stock
         (e)      CUSIP No. 097519-10-2


Item No. 3:

         Not applicable.

CUSIP No. 097519-10-2              13G                  Page    7     of     8



Item No. 4:

         Reporting Persons incorporate by reference the information on ownership contained under numbers 5, 6, 7, 8, 9, 10 and 11 of the cover sheets. Title to 1,273,135 shares of Common Stock is held by Columbine Venture Fund II, L.P. ("Columbine") and title to 77,663 shares is held by Columbine Venture
Management II "Management"). Management is the sole general partner of Columbine and is a reporting person with respect to the shares held by Columbine by virtue of its voting power and dispositive power over the shares held by Columbine. The individuals are general partners in Columbine Venture Management II, and each is a reporting person with respect to the shares held by Columbine and Management by virtue of his shared voting and dispositive power over the shares held by Columbine in which he is a general partner of the general partner and Management in which he is a general partner. Each reporting person, other than Columbine, disclaims his or its interest in the Common Stock, except to the extent of his or its proportionate interest as a partner.

Item No. 5:

Not Applicable


Item No. 6:

         No person, other than the reporting person, has a right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities.

Item No. 7:

         Not applicable.

Item No. 8:

         Not applicable.

CUSIP No. 097519-10-2            13G                    Page    8     of     8


Item No. 9:

         Not applicable.


Item No. 10:

         Not applicable.



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 14, 2000




                                        /s/ James A. Jacobson
                                       _________________________________________
                                       James A. Jacobson, as agent and attorney-
                                       in-fact for each reporting person
                                       pursuant to powers of attorney attached
                                       hereto